Exhibit 99

Hillenbrand Industries Reports First Quarter Revenues of
$504.3 Million and Net Income From Continuing Operations of
$0.72 Per Fully Diluted Share

Hill-Rom Revenue Grows 6.3 percent while Batesville Casket
Revenue Improves Slightly

Hillenbrand Updates Full Year Fiscal 2008
Consolidated Financial Guidance

BATESVILLE, Ind., February 6, 2008 /PRNewswire-FirstCall/ — Hillenbrand Industries, Inc. (NYSE: HB) today announced unaudited financial results for its fiscal first quarter ended December 31, 2007. Results included revenues of $504.3 million, a $21.1 million or 4.4 percent increase from $483.2 million in the prior year comparable period. Consolidated net income was $44.8 million, or $0.72 per fully diluted share, a decrease of 14.3 percent. On an as adjusted basis, fully diluted earnings per share from continuing operations for the first quarter of fiscal 2007 were $0.70 compared to $0.81 per fully diluted share in 2007, a decrease of 13.6 percent, primarily reflecting the increased investments associated with the Company’s previously disclosed strategic plan. Adjustments experienced in both the current and prior year relate to antitrust litigation expenses and net realized gains on investments. Other adjustments to the current year include costs associated with the planned separation of Hillenbrand’s two operating units and special charges.

Peter H. Soderberg, president and CEO of Hillenbrand Industries, Inc., commented, “We experienced many encouraging developments during the quarter as we progress toward the planned separation of our medical technology and funeral services businesses scheduled for the end of March. Our medical technology growth was balanced as all three Hill-Rom reporting segments contributed revenue growth over the prior year. Hill-Rom International and Surgical sales again led the way with sales growth of 7.8 percent on a constant currency basis. Our North American Acute Care business returned to growth on the strength of a 4.9 percent increase in capital sales. Hill-Rom’s Post Acute revenue increased 5.9 percent primarily as a result of strong performance by our respiratory care business, improved sales channel focus and new product offerings for extended care customers.”

Soderberg continued, “In the funeral services business, Batesville Casket revenue grew slightly, in spite of declining deaths and expected increases in cremation rates. The Batesville Casket performance was encouraging in light of these on-going trends.”

“As we have previously stated, Hill-Rom will show significant year-over-year increases in ‘fix and grow’ spending during the first and second quarter in research and development, sales channel expansion, and manufacturing improvements in order to take advantage of strong marketplace fundamentals. We expect this spending to yield accelerated revenue and earnings growth in the last half of the year. While challenges to our leadership position in North America Acute Care remain, we are beginning to see encouraging results across most of our businesses stemming from these investments in people, process, and technology. At Batesville Casket, we expect merchandising efforts, targeted sales force expansion and fine tuning of our product offerings will allow us to improve sales growth during the remainder of the year. Operationally, we saw the Company’s free cash flow grow by 26 percent to over $94 million in the quarter,” Soderberg concluded.

Other first quarter highlights regarding Hill-Rom business segments:

— North America Acute Care. Hill-Rom North America Acute Care revenues, which include capital and rental products, increased $6.3 million, or 3.1 percent, to $211.3 million. Capital sales increased in the quarter notwithstanding competitive pressures to our leading TotalCare® ICU patient support systems. This product line will have significantly enhanced versions coming to market during the second and third quarters. Our North America Acute Care rental therapy business showed high single digit growth on the strength of fleet investments in new products such as TotalCare® Bariatric Plus and the new Hill-Rom® E700 surface. We continued to face sales declines on our moveable medical equipment (MME) rental business as a result of prior year Group Purchasing Organization (GPO) losses. We recently completed training of 34 sales representatives in order to bring greater focus to our MME business and return it to growth.

— International and Surgical. Hill-Rom International and Surgical capital and rental revenue increased $12.0 million, or 16.8 percent, to $83.5 million. Constant currency growth of 7.8 percent was principally driven by strong performance in Europe, Asia, and within our surgical business. During the quarter, we began initial shipments of newly developed beds and furniture to the medicalized long term care marketplace in Europe, a category that we believe to be bigger than the acute care segment in Europe.

— North America Post Acute Care. Hill-Rom North America Post-Acute Care revenues increased $2.7 million, or 5.9 percent, to $48.1 million, primarily due to strong growth in our respiratory care business. Significant investments in new product development, sales channel additions, and information technology system enhancements during 2007 are beginning to yield results. The Hill-Rom® 100 Low Bed, a totally new and innovative extended care and home care bed platform, is now being launched, and should contribute importantly to revenue growth for the remainder of the year. Further, we are introducing a number of new rental frames and surfaces to our fleet, which we also expect to drive growth during the remainder of the year.

In commenting on the death care business, Kenneth A. Camp, president and CEO of Batesville Casket Company, stated, “First quarter revenue of $162.9 million was essentially flat over the prior year. A decrease in the number of deaths in North America and the expected growth in the cremation rate continue to pose challenges to the burial casket business. These volume challenges are fairly consistent across the funeral service industry, as confirmed by information from government sources and the three to four percent decline in funerals reported by other public death care companies this quarter. In the quarter, we were able to offset volume and product mix influences on revenue through price, value realization and the favorable effects of foreign exchange.”

“Batesville is focused on several actions to increase top line sales volume and mix. These actions include helping our customers optimize the value of every funeral they perform through our differentiated ability to apply merchandising principles in the selection room. We are currently expanding sales coverage to help accelerate this merchandising capability, and are continuing to develop and promote our NorthStar™ private label program. Regarding our cost structure, fuel and other distribution cost increases had an unfavorable impact on our gross margin versus the prior year. Several actions are already underway to mitigate these impacts,” Camp concluded.

Please see the attached schedules for additional information, including reconciliations of earnings in accordance with U.S. generally accepted accounting principles (“GAAP”) to as adjusted income and earnings per share, condensed financial information, and segment sales summaries.

For a more complete review of Hillenbrand’s first quarter results, please refer to our Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, which will be filed later this week.

First Quarter Financial and Operational Highlights

Revenues:

—	Hill-Rom global Health Care sales increased by $18.7 million, or 8.9 percent, to $229.5 million driven primarily by higher volumes, foreign exchange gains, and price realization.

—	Hill-Rom global Health Care rental revenues increased $1.7 million or 1.5 percent, to $111.9 million primarily due to strong North America therapy, The Vest® system, and International rental performance, along with favorable exchange rates.

—	Batesville’s revenue of $162.9 million increased $0.7 million, or 0.4 percent, versus the prior year, as lower unit volume and a decline in the mix of products sold were offset by favorable price, value realization and exchange rates.

Gross Profit and Operating Expenses:

—	Hill-Rom gross profit grew $6.6 million, or 4.5 percent, while gross margin declined 80 basis points to 44.5 percent on strong international sales, which generally carry a lower margin, and unfavorable product mix. Gross margin was also influenced by approximately $1.1 million of start-up costs associated with the new Monterrey, Mexico facility.

—	Batesville gross margin of 41.1 percent was down 130 basis points versus the first quarter of 2007. While the prior year margins included the effect of a gain on the sale of a distribution facility, the majority of the margin percentage decrease related directly to the effects of unfavorable product mix, overall lower volumes and higher distribution costs.

—	Consolidated operating expenses increased $18.6 million, or 13.8 percent, versus the first quarter of 2007. This increase was due primarily to spending associated with implementation of our strategic priorities in both operating units. Of particular note was the $5.2 million (55 percent) increase in Hill-Rom research and development expenses in support of new product development. Hill-Rom sales and marketing expenses increased by 10.0 percent as we invested in improving sales channel effectiveness and launching new products. Additional operating costs of $2.3 million were incurred related to the pending separation of Hillenbrand’s two operating units.

Other:

—	During the first quarter, voluntary termination packages were offered to certain members of Hill-Rom’s Batesville, Indiana-based manufacturing organization in conjunction with the ramp up of manufacturing operations in Monterrey, Mexico. Additionally, other manufacturing support positions also were eliminated in an effort to better align fixed manufacturing costs. These actions resulted in aggregate special charges of $2.3 million in the first quarter.

—	The Company adopted Financial Accounting Standards Board Interpretation 48, “Accounting for Uncertainty in Income Taxes” (FIN 48) effective October 1, 2007. The Company recorded a $10.3 million charge directly to retained earnings to reflect the cumulative effect of the change in accounting principle.

—	Cash flow from operations was $120.1 million for the first quarter, representing an increase of $18.3 million, or 18.0 percent, from the prior year.

—	As previously disclosed on January 16, 2008 Hillenbrand Industries, Inc. announced the filing of the first amendment to the Batesville Holdings, Inc. Form 10 registration statement with the U.S. Securities and Exchange Commission. The filing is related to the previously announced separation of Hillenbrand’s two operating companies, Hill-Rom, the company’s medical technology business, and Batesville Casket, the company’s death care business. The separation is expected to be completed, at the end of the company’s second fiscal-year quarter with “regular way” trading of the new issues beginning on April 1.

Financial Guidance Summary For 2008

Based on a variety of new developments, the Company is updating fiscal year 2008 financial guidance. Hill-Rom’s guidance for revenue and adjusted income before taxes remains unchanged from guidance provided during the November 2007 earnings report.

Batesville Casket’s adjusted guidance will reflect a decline for both revenues and income before taxes. Offsetting this decline on an unadjusted basis, Batesville has also reduced estimated antitrust litigation costs from $20 million to $12.5 million reflecting a more current assessment of expenditures required for litigation.

Finally, the Hillenbrand Industries consolidated estimated effective tax rate of 35.5 percent, provided in November, will increase to 36.5 percent. The adjustment to the fiscal 2008 estimated effective tax rate is due to unfavorable impact from an increase in estimated state and local tax expense due in part to the adoption of FIN 48, as well as reduced benefits from federal tax credits. The lower federal tax credits relate primarily to the expiring research and development credit. While it is possible, if not likely, that this credit will be extended later this year, no benefit can be taken for periods when the credit has expired, until such time as any extension is enacted.

Accordingly, Hillenbrand Industries consolidated revenue guidance range for fiscal 2008 is now $2.095-2.162 billion, GAAP earnings per share increased to $3.00-$3.28, and adjusted earnings per share decreased to $3.10-$3.38. Financial guidance in tabular format is included as an attachment.

Neither one time transaction costs associated with the anticipated separation of Hill-Rom and Batesville Casket nor public company costs for Batesville Casket are included in these ranges.

As stated in the Form 10 filed on behalf of Batesville Holdings, it is anticipated that one-time transaction expenses before taxes will approximate $40 — 45 million of which $12.4 million was spent in fiscal year 2007. These figures exclude incremental charges associated with the modification of outstanding equity-based awards to maintain current value to employees on a pre- and post-separation basis. The modification of these awards remains subject to final approval by the Board of Directors. Further, Batesville Casket estimates full-year public company costs will be in the range of $16 -18 million before taxes.

In commenting on the revisions to the Batesville Casket outlook, Mr. Camp stated, “In assessing our business after completing the first quarter, we noted accelerated customer ‘buy-in’ in the fourth quarter in response to our anticipated price increase and sales activities. This significantly impacted our first quarter sales. In addition, our first quarter volume was affected by a lower than anticipated influenza rate. Accordingly, we have adjusted our outlook to reflect lower revenue and associated earnings during full year 2008.”

Hillenbrand Industries, Inc. provides earnings per share guidance on an adjusted basis from continuing operations because the company’s management believes that the presentation provides useful information to investors. This measure may exclude such items as strategic developments and significant litigation. Special items may be highly variable, difficult to predict, and of a size that sometimes have substantial impact on the company’s reported operations for a period. Often, prospective quantification of such items is not feasible. Management uses these measures internally for planning, forecasting and evaluating the performance of the business, including evaluating results relative to employee performance compensation targets. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Additional assumptions and discussion will be provided during the Company’s conference call to be held later today. Information to access the call is provided below.

Conference Call and Webcast

The company will sponsor a conference call and webcast for the investing public at 5:00 p.m. EST, 4:00 p.m. CST, on Wednesday, February 6, 2008. During the event, management will discuss the results for the fiscal first quarter ended December 31, 2007, along with expectations for the remainder of fiscal 2008. The webcast is available at http://www.hillenbrand.com or http://ir.hillenbrand.com/eventdetail.cfm?eventid=49191 and will be archived on the company’s Web site through February 6, 2009 for those who are unable to listen to the live webcast. Interested parties may access audio of the conference call live by dialing 800-289-0463 (International callers 913-312-1305); both are to use confirmation code 4514956 at the above time. A replay of the call is also available through February 13, 2008 at 888-203-1112 (719-457-0820 International). Code 4514956 is needed to access the replay.

ABOUT HILLENBRAND INDUSTRIES, INC.

Hillenbrand Industries is organized into two operating companies serving the health care and funeral services industries.

Hill-Rom is a leading worldwide manufacturer and provider of medical technologies and related services for the health care industry, including patient support systems, non-invasive therapeutic products for a variety of acute and chronic medical conditions, medical equipment rentals, and information technology solutions. Hill-Rom’s comprehensive product and service offerings are used by health care providers across the health care continuum and around the world in hospitals, extended care facilities and home care settings to enhance the safety and quality of patient care.

Hill-Rom...enhancing outcomes for patients and their caregivers.

Batesville Casket Company is a leader in the North American death care industry through the sale of funeral services products, including burial caskets, cremation caskets, containers and urns, selection room display fixturing and other personalization and memorialization products.

Batesville Casket Company...helping families honor the lives of those they love.

www.hillenbrand.com

Disclosure Regarding Forward-Looking Statements
Certain statements in this press release contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the Company’s future plans, objectives, beliefs, expectations, representations and projections. The Company has tried, wherever possible, to identify these forward-looking statements using words such as “intend,” “anticipate,” “believe,” “plan,” “encourage,” “expect,” “may,” “goal,” “become,” “pursue,” “estimate,” “strategy,” “will,” “projection,” “forecast,” “continue,” “accelerate,” “promise,” “increase,” “higher,” “lower,” “reduce,” “improve,” “expand,” “progress,” “potential” or the negative of those terms or other variations of them or by comparable terminology. The absence of such terms, however, does not mean that the statement is not forward-looking. It is important to note that forward-looking statements are not guarantees of future performance, and the Company’s actual results could differ materially from those set forth in any forward-looking statements. Factors that could cause actual results to differ from forward-looking statements include but are not limited to: the Company’s dependence on its relationships with several large national providers and group purchasing organizations, changes in death rates, whether the Company’s new products are successful in the marketplace, changes in customers’ Medicare reimbursements, collections of accounts receivable, compliance with FDA regulations, antitrust litigation, potential exposure to product liability or other claims, failure of the Company’s announced strategic initiatives and restructuring and realignment activities to achieve expected growth, efficiencies or cost reductions, disruptions in the Company’s business or other adverse consequences resulting from the planned separation of the Company’s two operating companies, failure of the Company to execute its acquisition and business alliance strategy through the consummation and successful integration of acquisitions or entry into joint ventures or other business alliances, competition from nontraditional sources in the funeral services business, volatility of the Company’s investment portfolio, increased costs or unavailability of raw materials, labor disruptions, the ability to retain executive officers and other key personnel, and certain tax-related matters. For a more in depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended September 30, 2007, and the Quarterly Report on Form 10-Q for the quarter ended December 31, 2007, which will be filed later this week. The Company assumes no obligation to update or revise any forward-looking statements.

Hillenbrand Industries
Condensed Financial Information
Unaudited
(Dollars in millions except per share data)

	Quarterly Periods
Condensed Statement of Earnings	1Q08	4Q07	3Q07	2Q07	1Q07
Net revenues
Health Care sales	$229.5	$276.6	$225.4	$227.9	$210.8
Health Care rentals	111.9	95.4	103.1	107.1	110.2
Funeral Services sales	162.9	158.2	165.6	181.2	162.2

Total revenues	504.3	530.2	494.1	516.2	483.2
Cost of revenues
Health Care cost of goods sold	136.5	162.0	132.3	130.2	122.4
Health Care rental expenses	52.9	50.6	50.7	52.6	53.2
Funeral Services cost of goods sold	96.0	95.3	98.7	101.2	93.4

Total cost of revenues	285.4	307.9	281.7	284.0	269.0
Gross profit
Health Care sales	93.0	114.6	93.1	97.7	88.4
Health Care rentals	59.0	44.8	52.4	54.5	57.0
Funeral Services	66.9	62.9	66.9	80.0	68.8

Total gross profit	218.9	222.3	212.4	232.2	214.2
As a percentage of sales	43.4%	41.9%	43.0%	45.0%	44.3%

Operating expense	153.7	157.5	162.5	149.3	135.1
As a percentage of sales	30.5%	29.7%	32.9%	28.9%	28.0%

Litigation credit	—	1.2	—	—	—

Special charges, net	(2.3)	0.4	—	(0.2)	—

Other income/(expense)	6.5	4.2	3.8	2.3	3.1

Income tax expense	24.6	22.5	18.0	30.1	30.3

Income from continuing operations	44.8	48.1	35.7	54.9	51.9

Income from discontinued operations	—	—	—	—	—

Net income	$44.8	$48.1	$35.7	$54.9	$51.9

Diluted earnings per share:
Earnings per share from continuing operations	$0.72	$0.77	$0.57	$0.89	$0.84

Average common shares outstanding — diluted (thousands)	62,403	62,393	62,241	61,944	61,835

Dividends per common share	$0.2850	$0.2850	$0.2850	$0.2850	$0.2825

Cash Flows from Operations
Cash flow from operations	$120.1	$95.5	$60.6	$35.0	$101.8
Capital expenditures	(26.0)	(34.6)	(28.4)	(44.9)	(27.3)

Free Cash Flow	$94.1	$60.9	$32.2	$(9.9)	$74.5

Cash, cash equivalents and short term investments	$289.8	$194.3	$146.1	$117.7	$135.5

Capital Expenditures
Hill-Rom/Corporate	$23.7	$27.2	$23.4	$42.0	$25.3
Batesville Casket	$2.3	$7.4	$5.0	$2.9	$2.0

Depreciation & Amortization
Hill-Rom/Corporate	$24.4	$21.5	$22.8	$22.6	$22.1
Batesville Casket	$4.6	$5.1	$4.5	$4.4	$4.3

Consolidated Revenue Results — Highlights
Revenues

($ In Millions)
	Q1 2008	Y/Y Foreign	Q1 2008	Q1 2007	Adj/Actual
	Actual	Exchange	Adjusted	Actual	% Change
Hill-Rom:
Acute Care	$211.3	$(1.2)	$210.1	$205.0	2.5%
Post-Acute Care	48.1	—	48.1	45.4	5.9%
International and Surgical	83.5	(6.4)	77.1	71.5	7.8%
Total Eliminations	(1.5)	—	(1.5)	(0.9)	66.7%

Total Hill-Rom	341.4	(7.6)	333.8	321.0	4.0%

Batesville Casket	162.9	(1.3)	161.6	162.2	-0.4%

Total	$504.3	$(8.9)	$495.4	$483.2	2.5%

Non-GAAP Financial Disclosures and Reconciliations- First Quarter
While Hillenbrand reports financial results in accordance with U.S. GAAP, this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to assist investors in performing financial analysis that is consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

	Income from Continuing Operations - 2008			Income from Continuing Operations - 2007
			2008			2007
First Quarter		Income	Diluted		Income	Diluted
	Pre-tax	Taxes	EPS	Pre-tax	Taxes	EPS
Income from continuing operations — GAAP	$69.4	$24.6	$0.72	$82.2	$30.3	$0.84
Adjustments:
Antitrust litigation	1.0	0.4	0.01	2.2	0.8	0.02
Special charges	2.3	0.9	0.02	—	—	—
Net realized gains on investments	(5.8)	—	(0.09)	(4.2)	(1.0)	(0.05)
Separation costs	2.3	(0.2)	0.04	—	—	—

Income from continuing operations — Adjusted	$69.2	$25.7	$0.70	$80.2	$30.1	$0.81

Financial Guidance for Fiscal Year 2008

Guidance for 2008	Hill-Rom/Corporate		Batesville Casket		Hillenbrand
($ in millions, except EPS)	Low	High	Low	High	Low	High
Net Revenues
Health Care sales	$991	$1,022	$—	$—	$991	$1,022
Health Care rentals	435	454	—	—	435	454
Funeral Services sales	—	—	668	686	668	686

Total revenues	1,427	1,476	668	686	2,095	2,162

Health Care sales gross margin %	42.8%	44.3%	—	—	42.8%	44.3%
Health Care rentals gross margin %	50.8%	52.5%	—	—	50.8%	52.5%
Funeral Services sales gross margin %	—	—	41.5%	42.3%	41.5%	42.3%

Other Operating Expenses	(522)	(550)	(92)	(98)	(614)	(648)
Separation Costs	(2)	(2)	—	—	(2)	(2)
Special Charges	(2)	(2)	—	—	(2)	(2)
Antitrust Litigation	—	—	(13)	(13)	(13)	(13)

Operating Income	118	136	173	180	291	315

OIE	7	7	(1)	1	6	8

Income Before Taxes	$124	$142	$172	$181	$296	$323

Tax Rate					36.5%	36.5%

Net Income					$189	$206

Earnings per share — GAAP					$3.00	$3.28

Antitrust Litigation					0.13	0.13
Special Charges					0.02	0.02
Net Realized Gains on Investments					(0.09)	(0.09)
Separation Costs					0.04	0.04

Earnings per share — Adjusted					$3.10	$3.38
Note — certain amounts may not accurately add due to rounding